Exhibit 10.3

PURCHASE AGREEMENT, Garnet

This agreement is made as of the 1st day of March, 1999

BETWEEN:

Aurora Pacific Consulting and Development Corp.
525 Seymour Street, Suite #714

Vancouver, British Columbia
V6B 3H7

(the “Vendor”)

AND:

Black Sea Minerals, Inc.
#908 - 525 Seymour St.
Vancouver, BC

V6B 3H7

(the “Purchaser”)

WHEREAS:

The Vendor has entered into a joint venture agreement (the “JV Agreement”) with an open stock company (as that term is used under the laws of Ukraine) “Ivaniv Special Quarry” (“Ivaniv”) for the formation and creation of a company with limited responsibility (as that term is used under the laws of Ukraine) Ukrainian-Canadian joint venture “Garnet” (the “JV”);

The JV is the business of treating, exploiting, producing and selling garnet and other related activities;

The Vendor has agreed to sell and the Purchaser has agreed to purchase the Vendor’s 49% interest in the JV (the “Interest”);

NOW THEREFORE THIS AGREEMENT WITNESSES THAT in consideration of the representations, warranties, covenants and agreements hereinafter set forth and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged by each of the parties), the parties represent, warrant, covenant and agree as follows:

SECTION I

INTERPRETATION

1.1 Definitions. Each of the words, phrases and expressions described in Schedule “A” shall have the meanings ascribed thereto.

1.2 Governing law and Forum. This Agreement and all matters arising hereunder will be governed by and construed is accordance with the laws of the province of British Columbia. All claims and disputes arising out of or related to this Agreement shall be resolved in the provincial courts in the province of British Columbia except as they may be appealed to a superior court.

1.3 Severability. If any one or more of the provisions contained in this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of such provision or provisions shall not in any way be affected or impaired thereby and the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby, unless in either case as a result of such determination Agreement would fail in its essential purpose.

1.4 Included Words. The singular of any term includes the plural, and vice versa. The use of any term is generally applicable to any gender and, where applicable, to a corporation.

1.5 Headings. The headings to the sections and subsections of this Agreement are inserted for convenience only and do not form a part of this Agreement and are not intended to interpret, define or limit the scope extent or intent of this Agreement or any provision hereof.

1.6 Cross-References. Unless otherwise stated, all references in this Agreement to designated “section”, “subsection” or other subdivision of, or schedule to, this Agreement.

1.7 References to Whole Agreement. Unless otherwise stated, the words “herein”, “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, subsection or schedule.

1.8 Statutes. Unless otherwise stated, any references to a statute includes and is a reference to such statute and to the regulations made pursuant thereto, with all amendments made thereto and in force from time to time, and to any statute or regulations that may be passed which supplement or supersede such statute or such regulations.

1.9 References to Successors Included. Any reference or a corporate or partnership entity includes and is also a reference to any corporate or partnership entity that is successor to such entity.

1.10 No Contra Proferentum. The language in all parts of this agreement shall in all cases be construed as a whole and neither strictly for nor strictly against any other parties.

1.11 No Merger. The representations, warranties, covenants, and agreements contained in this Agreement shall not merge in the Closing and shall continue in full force and effect from and after the Closing Date as provided in this Agreement.

1.12 According Terminology. All accounting terms not expressly defined in this Agreement shall have the representative meanings usually ascribed to them in accordance with generally accepted accounting principles in Canada applied on a basis consistent with prior years.

1.13 Currency. All references to money in this Agreement and in the Financial Statements are, unless otherwise specified, in lawful money of the United States of America.

1.14 Schedules. The following are the Schedules attached to and incorporated in this Agreement by this references and deemed to form a part hereof:

Schedule “A”	Definitions
Schedule “B”	JV Agreement
Schedule “C”	Original License
Schedule “D”	English Translation of License

SECTION 2

PURCHASE AND SALE

2.1 Purchase and Sale. Relying on the warranties and representations herein, and subject to the terms and conditions of this Agreement, on the Closing Date, the Vendor will sell assign and transfer to the Purchaser the Interest in consideration for the Purchase Price.

2.2 Payment of Purchase Price. The Purchaser shall pay $10.00 and other good and valuable consideration upon execution of this Agreement, the receipt and sufficiency of which is hereby acknowledged and satisfy the Purchase Price subject to the conditions precedent contained in section 6 of this Agreement, as follows:

(i) by issuing to Aurora Pacific 3 million common shares without par value of Black Sea Minerals, Inc. upon execution of this agreement;

(ii) by paying to Aurora $50,000 on or before March 1st, 1999 (the “Closing Date”); and

(iii) by paying to Aurora the balance of $250,000 in 12 equal monthly installments commencing April 1, 1999 and ending March 30, 2001 amounting to $20,833.33/month.

2.3 Form of Payments. All payments required to be made under or pursuant to this Agreement shall be made by money wire, certified check, or solicitor’s trust check drawn on, a United States charted bank or trust company, payable in lawful money of the United States.

2.4 Closing. Subject to the terms and conditions hereof, the purchase and sale of the Interest and the payment by the Purchaser to the Vendor of the Purchase Price shall be completed at a closing to be held at 11:00 a.m. (Pacific (Vancouver, B.C.) time) on the Closing Date at the offices of the Purchaser’s Solicitors, Vancouver, British Columbia, or at such other place in such manner as the parties may agree.

2.5 The Joint Venture agreement shall remain the property of Aurora Pacific Consulting and Development Corp. until the purchase price is paid in full.

2.6 Black Sea Minerals Inc. shall retain Aurora Pacific Consulting and Development Corp. for 18 moths at $10,000 per month to supervise the initial phases of this project. This shall include construction of the plant and marketing of the products, which are garnet and quartz feldspar.

SECTION 3

VENDOR’S REPRESENTATIONS AND WARRANTIES

3.1 Representations and Warranties of Vendor. To include the Purchaser to enter into and complete the transactions contemplated by this Agreement, the Vendor represents and warrants to the Purchaser, as representations and warranties that are true and correct as at the date hereof and will be true and correct on the Closing Date if such representations and warranties were made on the Closing date (except insofar as such representations and warranties are stated to be given as of a particular date or for a particular and relate solely to such date or period, that:

(a) the Vendor is a corporation duly formed, validly existing and in good standing under the laws of the Province of British Colombia;

(b) is in good standing in each jurisdiction in which the nature of the business conducted by it or the property owned or leased by the Vendor makes such qualification necessary, including without limiting the generality of the foregoing, Ukraine;

(c) has the full power, authority, right and capacity to own and dispose of the Interest, to execute and deliver this Agreement, to complete the transactions contemplated hereby and to duly observe and perform all of its covenants and obligations herein set forth; and,

(d) is not in default of any reporting or filling requirement under any applicable corporate, securities or taxation law or other law to which it is subject;

(e) this Agreement has been duly and validly executed and delivered by the Vendor and constitutes a legal, valid and biding obligation of the Vendor, enforceable against the Vendor in accordance with its terms;

(f) neither the execution nor the delivery of this Agreement, or the other agreements and instruments contemplated hereby, nor the completion of the transactions contemplated hereby will:

(i) constitute a default under, or violate or cause, or give to any person or Government Authority, any right of acceleration, termination or cancellation pursuant to:

(A) any constating documents of the Vendor or any resolution of the Vendor;

(B) any indenture, mortgage, deed of trust, agreement, contract, lease, franchise, Permit, or other instrument or commitment to which the Vendor is a party or is subject, or by which it is bound or from which it derives benefit or which is required or desirable for the conduct in the usual and ordinary course of the operation of the Joint Venture other than those for which consent will be obtained; and,

(C) any law, judgment, decree, order, injunction, rule, statute or regulation of any court, arbitrator or Governmental Authority by which the Joint Venture or the Vendor is bound or to which the Joint Venture or the Vendor is subject;

(ii) result in the creation of any Encumbrance on the Interest or the Joint Venture; or,

(iii) result in any fees, duties, taxes, assessments or other amounts relating to the Interest or the Joint Venture becoming due or payable;

(g) no Permit from any Governmental Authority, or order of any court or arbitrator, or filing by the Vendor with any Governmental Authority, court or arbitrator, is required in order for the Vendor:

(i) to incur the obligations set out herein;

(ii) to execute and deliver all other documents and instruments to be delivered by the Vendor pursuant to this Agreement;

(iii) to duly perform and observe the terms and provisions of this Agreement;

(iv) to render this Agreement legal, valid, binding and enforceable;

(h) to Vendor’s knowledge, no material action, suit, judgment, investigation, inquiry, assessment, reassessment, litigation, determination or administrative or other proceeding or arbitration before or of any court, arbitrator or Governmental Authority or dispute with any Governmental Authority is in process, or pending or threatened, against or relating to the Joint Venture, the Business or the Interest and Interest and no state of facts which could constitute the basic therefor;

(i) to Vendor’s knowledge the Joint Venture has not generated, manufactures, refined, treated, transported, stored, handled, disposed of, transferred, produced or processed Hazardous Substances, except in compliance with all applicable laws, judgments, decrees, orders, injunctions, rules, statutes and regulations of all courts, arbitrators or Governmental Authorities, including all environmental, health and safety statutes and regulations;

(j) to Vendor’s knowledge the Business complies with all applicable laws, judgments, decrees, orders, injunctions, rules, statutes and regulations of all courts, arbitrators or Governmental Authorities, including all environmental, health and safety statutes and regulations;

(k) to Vendor’s knowledge the Joint Venture is not subject to any judicial or administrative proceeding alleging violation of any applicable environmental, health or safety law, judgment, decree order, injunction, rule, statute or regulation;

(l) to Vendor’s knowledge, the Business is not the subject of investigation by any Governmental Authority evaluating whether any Governmental Authority evaluating whether any remedial action is needed to respond to a release of any Hazardous Substance into the environment;

(m) the Joint Venture has not filed any notice under any applicable environmental, health or safety law, judgment, decree, order, injunction, rule, statute or regulation indicating past or present treatment, storage or disposal of a Hazardous Substance or constituent, or other substance into the environment;

(n) to Vendor’s knowledge the Joint Venture has no contingent liability in connection with the release of any Hazardous Substance or constituent, or other substance into the environment;

(o) to Vendor’s knowledge all Permits, including, without limiting the generality of the foregoing, the Asset, have been obtained, are validly issued, are in full force and effect and are in good standing and no notice of breach or default or defect in respect of the terms of any such Permit has been received by the Vendor and the Vendor is not aware of any matters which could give rise to such notice;

(p) to Vendor’s knowledge the Interest constitutes all of the material rights, assets and properties that are usually and originally used or held for use in connection with or otherwise relate to the operation of the Business in the usual and ordinary course of the operation of the Business;

(q) the Joint Venture is the legal and beneficial owner of and has title to the Asset free and clear of all Encumbrances, and the Asset is not in the possession of the control of any other person;

(r) to Vendor’s knowledge except as otherwise expressly disclosed herein there has not been any default in any term, condition, provision or obligation to be performed by Vendor under the Joint Venture Agreement which is in good standing and in full force and effect, unamended;

(s) the Schedules to this Agreement contain a true and complete listing of all material written contracts or commitments affecting ownership of, or title to, or any interest in any mineral properties;

(t) there is no written, oral or implied agreement, option, understanding or commitment or any right or privilege capable of becoming any of the same, for the purchase from the Vendor of the Interest, or for the purchase from the Joint Venture of the Asset;

(u) to the Vendor’s knowledge there is no indebtedness to any person which might, by operation of law or otherwise, now or hereafter constitute or be capable of forming an Encumbrance upon the Asset or the Joint Venture and there is no indebtedness of any kind whatsoever relating to the Business in respect of which the Purchaser may become liable on or after the Closing Dates;

(v) neither the Vendor nor the Joint Venture have any employees or any collective bargaining agreement or other agreement with a trade union, labour union or other employees’ association or made commitments or conducted negotiations with any trade union, labour union or other employees’ association with respect to any future agreements, and the Vendor is not aware of any current attempt to organize or establish any trade union, labour union or other employees’ association in connection with the Business and no part of the Business has been certified as a unit appropriate for collective bargaining by which the Purchaser will be bound as a result of the purchase of the Interest;

(w) the Vendor is not a “resident in Canada” for the purposes of section 116 of the Income Tax Act of Canada;

(x) all negotiations relatives to this Agreement have been carried on by the Vendor directly with the Purchaser, without the intervention of any agent, broker or other party acting on behalf of the Vendor and there are no brokerage fees, commissions or other amounts which are or nay become payable to any third party in connection with the execution and delivery of the Agreement and the completion of the transactions contemplated herein;

(y) the foregoing representations and warranties of the Vendor will be true and correct in all material respects on each of the Effective Date and the Closing Date as if such representations and warranties were made on each of the Effective Date and the Closing Date.

(z) to the Vendor’s knowledge, except as disclosed in this Agreement, the Vendor does not have any information or knowledge of any fact relating to the Business, the Asset or any indebtedness of the Business or the transactions contemplated hereby which might reasonably be expected to effect, materially and adversely, the Asset or the organization, operations, affairs, business, properties, prospects or financial condition or position of the Business, other than general market information;

(aa) To the Vendor’s knowledge no certificate furnished by or on behalf of the Vendor to the Purchaser at the time of Closing in respect of the representations, warranties or covenants of the Vendor contained in this Agreement will contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not misleading;

(ab) to the Vendor’s knowledge this Agreement does not contain any untrue statement by the Vendor of a material fact nor has the Vendor omitted to state in this Agreement a material fact necessary in order to make the statement contained herein not misleading;

(ac) to the Vendor’s knowledge all information set out in the Schedules to this Agreement is accurate and correct in every material respect; and

(i) acknowledges and agrees that the Black Sea Securities may bear legends reading substantially as follows:

“These shares have not been registered under the Securities Act 1933, as amended, or certain state securities laws. No sale, transfer or other disposition of these shares may be made except pursuant to a registration statement filed with the Securities and Exchange Commission under the Securities Act 1933 and applicable state securities laws or after having provided the company with an opinion of counsel in form and from counsel acceptable to the company obtained at the expense of the transferee that such sale, transfer or disposition is pursuant to an exemption from the registration requirements under federal and state securities laws.”

and that the Purchaser may instruct its transfer agent to make a notation in the transfer agent’s records of the presence of stop transfer instructions with respect to the Black Sea Minerals, Inc. Securities.

3.2 Representations and Warranties in Closing Documents. All statements contained in any certificate or other instruments delivered by or on behalf of the Vendor pursuant hereto or in connection with the transactions contemplated hereby shall be deemed to be representations and warranties by the Vendor.

3.3 Survival of Representations and Warranties. The representations and warranties of the Vendor contained in this Agreement shall survive the Closing and the Payment of the Purchase Price for twenty four months from Closing and, notwithstanding the Closing and the Payment of the Purchase Price, the representations and warranties of the Vendor shall continue in full force and effect for the benefit of the Purchaser for twenty four months from Closing.

3.4 Reliance. The Vendor acknowledges and agrees that the Purchaser has entered into this Agreement relying on the warranties and representations and other terms and conditions of this Agreement notwithstanding any independent searches or investigations that may be undertaken by or on behalf of the Purchaser.

SECTION 4

PURCHASER’S REPRESENTATIONS AND WARRANTIES

4.1 Representations and Warranties of Purchaser. To induce the Vendor to enter into and complete the transactions contemplated by this Agreement, the Purchaser hereby represents and warrants to the Vendor, as representations and warranties that are true and correct as at the date hereof and will be true and correct on each of the Effective Date and the Closing Date (except insofar as such representations and warranties are stated to be given as of a particular date or for a particular period and related solely to such date or period) that:

(a) the Purchaser:

(i) is a corporation duly incorporated under the laws of the State of Delaware;

(ii) is duly organized, validly exists and is in good standing under the laws of the state of Delaware; and,

(iii) has the full power, authority, right and capacity to execute and deliver this Agreement, to complete the transactions contemplated hereby and to duly observe and perform all of its covenants and obligations herein set forth;

(b) this Agreement has been duly and validly executed and delivered by the Purchaser and constitutes a legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, except as may be limited by laws of general application affecting the rights of creditors;

(c) neither the execution nor the delivery of this Agreement, or the other agreements and instruments contemplated hereby, nor the completion of the transactions contemplated hereby will constitute a default under, or violate or cause, or give to any person or Governmental Authority, any right of acceleration, termination or cancellation pursuant to:

(i) any constating documents of the Purchaser or any resolution of the Purchaser or any resolution of the Purchaser’s shareholders;

(ii) any indenture, mortgage, deed of trust, agreement, contract, lease, franchise, Permit, or other instrument or commitment to which the Purchaser is a party or is subject, or by which it is bound or from which it derives benefit;

(iii) any law, judgment, decree, order, injunction, rule, statute or regulation of any court, arbitrator or Governmental Authority by which the Purchaser is bound or to which the Purchaser is subject;

(d) all negotiations relative to this Agreement have been carried on by the Purchaser directly with the Vendor without the intervention of any agent, broker or other third party acting on behalf of the Purchaser and there are no brokerage fees, commissions or other fees or amounts which hare or may become payable to any third party in connection with the execution and delivery of this agreement and the completing of the transactions contemplated herein;

(e) this Agreement does not contain any untrue statement by the Purchaser of a material fact nor has the Purchaser omitted to state in this Agreement a material fact necessary in order to make the statements contained herein not misleading;

(f) the Purchaser has previously delivered to the Vendor complete and correct copies of its articles of incorporation and all amendments to such articles of incorporation;

(g) the authorized capital of Purchaser consists of 100,000,000 common shares at 0.001, and 50,000,000 preferred shares at 0.01.

(h) the common shares to be issued to the Vendor at Closing will be duly and validly authorized and will be nonassessable;

(i) to the Purchaser’s knowledge no litigation, proceeding (administrative or otherwise), investigation or controversy arising out of the business or activities of Purchaser or its subsidiaries is pending before any court, governmental agency, bureau or instrumentality, whether foreign, federal, provincial or local, at law or in equity or admiralty, and to the Purchaser’s knowledge, no such litigation, proceeding, investigation or controversy is threatened or anticipated, Purchaser is not in default with respect to any judgment, order, writ, injunction or decree of any of the above-described entities, and there are no unsatisfied claims against the Purchaser of its business or activities;

4.2 Survival of Representations and Warranties. The representations and warranties of the Purchaser ,contained in this Agreement, shall survive the Closing and the conveyance of the Interest for twenty four months from Closing and, notwithstanding the Closing and the conveyance of the Asset. The representations and warranties of the Purchaser shall continue in full force and effect for the benefit of the Vendor for twenty four months from Closing.

4.3 Reliance. The Purchaser acknowledges and agrees that the Vendor has entered into this Agreement relying on the warranties and representations an other terms and conditions of this Agreement notwithstanding any independent searches or investigations that may be undertaken by or on behalf of the Vendor.

SECTION 5

COVENANTS

5.1 Prior to Closing Date. The Vendor covenants and agrees with the Purchaser that from and after the date of execution of this Agreement to the Closing Date:

(a) as soon as the Vendor has determined that a state of facts exist which results or will result is:

(i) a representation or warranty contained in subsection 3.1 being untrue or incorrect in any material respect;

(ii) any change in any of the Business, the Joint Venture o the Asset or financial condition or position of the Business or the Joint Venture, including changes arising as a result of any legislative or regulatory change, revocation of any change in any indebtedness of the Business or the Joint Venture, other than changes in the usual and ordinary course of the operation of the Business of the Joint Venture, which taken as a whole, materially and adversely affects the Asset o the organization, operations, affairs, business, properties, prospects or financial conditions or position of the Business or the Joint Venture, to notify the Purchaser of such state of facts;

(b) except with the prior written consent of the Purchaser and except in the conduct of its business in the ordinary course, to use the Vendor’s best efforts not to do or fail to do anything that would result in any of the representations and warranties set forth in subsection 3.1 not being true and correct in all material respects at the time of Closing;

(c) at the Vendor’s expense, to obtain any release, waiver, consent or approval that the Purchaser, acting reasonably, may advise is required in order that none of the execution and delivery of this Agreement, the completion of the transactions contemplated hereby, or the observance and performance of the obligations of the Vendor will:

(i) constitute or result in a material breach of or an event which, with the giving of notice or lapse of time or otherwise, would constitute or result is a material breach of or material default under; or, give to any other person, after the giving of notice or otherwise, any right of termination, cancellation or acceleration in or with inspect to;

any Permit, license or other instrument or commitment to which the Joint Venture is a party or is subject, or by which it is bound or from which it derives benefit or which is required or desirable for the conduct in the usual and ordinary course of the operation of the Business;

(d) to use its best efforts to obtain all necessary releases, waivers, consents and approvals, including all necessary approvals from all relevant Governmental Authorities, as may be required to validly and effectively transfer the Interest to the Purchaser as contemplated by the Agreement and all such releases, waivers, consents and approvals will be in a form, and upon such terms, as may be reasonably acceptable to the Purchaser;

(e) to take all proper steps, actions and corporate proceedings to enable it to vest legal and beneficial title to the Interest in the Purchaser, free and clear of all Encumbrances;

(f) to cause the Joint Venture to take good care of the Asset and do all necessary repairs and maintenance to such assets as are used by the Joint Venture in the usual and ordinary course of the operation of the Business, and take reasonable care to protect and safeguard the Asset;

(g) to permit the Purchaser, its officers, directors, agents, professional advisors or other authorized representatives at any time to inspect the Asset, the Business and to inspect, review, audit and copy any or all information relating thereto or to any other transactions between the parties hereto whenever and however such information may be stored. For these purposes the Vendor will permit such persons at any time and from time to time upon reasonable notice and during regular business hours to enter any premises where the Assets or any such information is, and, if the use of a computer system is required to access such information, will allow such persons the use of its computer system for such purposes and will provide assistance that regard. If for any reason such information cannot be accessed and retrieved at the Joint Venture’s premises, the Vendor will permit such persons to remove the medium in which such information is or maybe stored from the Joint Venture’s premises to any other place which has a computer system that will give such persons the opportunity to retrieve, record and copy such information ,and will permit such persons to reproduce and retain a copy of any such information, and will permit such persons to reproduce and retain a copy of any such information in any format whatsoever. The Vendor will immediately deliver to the Purchaser upon request from time to time all computer software, tapes, disks, drums, cards, books of account, records, ledgers, agreements, licenses, permits, consents, correspondence, schedules, documents, statements, lists and other writings relating to the Asset, the Joint Venture or the Business and such other documents and information as the Purchaser may from time to time reasonably request, for the purpose of inspecting, reviewing, auditing and copying the same. If this transaction does not close all data supplied pursuant to this subsection shall be promptly returned to Vendor;

(h) to cause the Joint Venture to conduct the Business only in the usual and ordinary course of the operation of the Business, endeavor to preserve the organization of the Business intact and keep available the services of the present officers and employees ( subject to voluntary resignations and dismissals in accordance with proper business practice) and will use its best efforts to preserve the goodwill of the suppliers and customers and others having business relations with the Joint Venture relating to the Business;

(i) to cause the Joint Venture to make all necessary tax, governmental and other fillings in a timely fashion; and

(j) to cause the Joint Venture to appoint a nominee of the Purchaser to the Board of Directors, or its equivalent, of the Joint Venture.

5.2 Enduring. From and after the execution of this Agreement, both before and after the Closing Date, the Vendor covenants and agrees with the Purchaser that:

(a) the Vendor will, at its expense execute and do all such further deeds, acts, things and assurances as may be requisite in the reasonable opinion of the Purchaser’s Solicitors for more perfectly and absolutely assigning, transferring, assuring to and vesting the Interest in the Purchaser , free and clear of the Encumbrances;

(b) the Vendor will use its reasonable best efforts to cause, and any all of its agents, employees, representatives, relatives and other persons who acted on behalf of the Vendor or who were or are involved in any negotiations relating to this Agreement, or had, have, will or may have any knowledge about any part in such negotiations, to not, without the prior written consent of the Purchaser, reveal or disclose any of the terms of this Agreement, any portion of this Agreement or any of the transactions contemplated hereby, and to keep strictly confidential the terms of this Agreement, all information, communications, documents and material of any kind and any of the transactions contemplated hereby. Notwithstanding the generality of the foregoing, the Vendor shall be permitted to disclose the terms of this Agreement to any Governmental Authority which lawfully requires the Vendor to do so or to its joint venture partner pursuant to the terms of the Joint Venture Agreement. The Vendor acknowledges that breach of the covenants contained in this paragraph will result in damage to the Purchaser, that such damage will be difficult to determine and that the Purchaser could not be adequately compensated for such damage by monetary award. Accordingly, in the event of a breach of any of the covenants contained in this paragraph, in addition to any and all other remedies available to the Purchaser in law or in equity, the Vendor hereby consent to the covenants contained in this paragraph being enforces by temporary or permanent injunction, restraining order or declaration, on all of such relief, and to such enforcement being without the necessity of a bond. The Vendor acknowledges and agrees that the scope of this paragraph is reasonable and commensurate with the protection of the legitimate interests of the Purchaser;

(c) if this Agreement should terminate without Closing: all of the Purchaser’s documents previously delivered to the Vendor or obtained pursuant to this Agreement shall be promptly returned to the Purchaser or destroyed; the Vendor shall keep information obtained from the Purchaser confidential and shall not disclose such information to any third party; and,

5.3 Purchaser’s Covenants. The Purchaser covenants and agrees with the Vendor that from and after the date of this Agreement to the Closing:

(a) as soon as the Purchaser has determined that a state of facts exists which results in or will result in any representation of warranty contained in subsection 4.1 being untrue of incorrect in any material respect on the Closing Date to notify the Vendor of such state of facts;

(b) to cooperate with the Vendor with respect to the covenants set forth in subsection 5.1 and the satisfaction of the conditions precedent set forth herein;

(c) at the request of the Vendor, to execute and deliver such applications for consent and such assumption agreements, and provide such information as may be necessary to obtain the consents referred to herein and will assist and cooperate with the Vendor in obtaining the said consents; and

(d) to use its reasonable best efforts to cause, and any and all of its agents, employees, representatives, relatives and other persons who acted on behalf of the Purchaser or who were or are involved in any negotiations relating to this Agreement, or had, have, will or may have any knowledge about any part in such negotiations, to not, without the prior written consent of the Vendor, reveal portion of this Agreement or any of the transactions contemplated hereby, and to keep strictly confidential the terms of this Agreement or any of the transactions contemplated hereby. Notwithstanding the generality of the foregoing, the Purchaser shall be permitted to disclose the terms of this Agreement to any Governmental authority which lawfully requires the Vendor to do so. The Purchaser acknowledges that breach of the covenants contained in this paragraph will result in damage to the Vendor, that such damage will be difficult to determine and that the Vendor could not be adequately compensated for such damage by monetary award. Accordingly, in the event of a breach of any of the covenants contained in this paragraph, in addition to any and all other remedies available to the Vendor in law or in Equity, the Purchaser hereby consent to the covenants contained in this paragraph being enforced by temporary or permanent injunction, restraining order or declaration, or all of such relief, and to such enforcement being without the necessity of a bond. The Purchaser acknowledges and commensurate with the protection of the legitimate interests of the Vendor.

5.4 Enduring. After Closing the Purchaser covenants and agrees with the Vendor that:

Director. The Purchaser shall cause an individual nominated by the Vendor, to be elected or appointed of the Purchaser’s Board of Directors to serve as such for a term continuing until the next annual meeting of the Purchaser’s shareholders at which time such person will be nominated to stand for reelection by the Purchaser’s shareholders.

Access. Vendor shall have access to all of the books and records of the Joint Venture and the Business to the extent necessary to prepare tax returns and other documents that must be filed or provided to governmental authorities and to the extent that a claim in maid against the Vendor under this Agreement or by third parties, and the documents or copies shall be provided to the Vendor by the Purchaser at such reasonable costs as the parties may from time to time agree.

If No Closing. If this Agreement should terminate without Closing: all Vendor’s documents previously delivered to the Purchaser or obtained pursuant to this Agreement shall be promptly returned to the Vendor or destroyed; the Purchaser shall keep information obtained from the Vendor confidential and shall not disclose such information to any third party.

SECTION 6

CONDITIONS PRECEDENT TO PURCHASER’S OBLIGATIONS

6.1 Purchaser’s Conditions Precedent. Notwithstanding anything herein contained, the obligation of the Purchaser to pay the Purchase Price for the transfer of the Interest to the Purchaser is conditional upon the fulfillment of the following conditions precedent:

(a) the representations and warranties of the Vendor contained in this Agreement and in any certificate or document delivered pursuant to the provisions hereof or in connection with the transactions contemplated hereby shall be true on and as of the Closing Date, except:

(i) insofar as such representations and warranties are given as of a particular date or for a particular period and relate solely to such date or period; or

(ii) to the extent that the breach of this provision would not have any material adverse effect on the Purchaser, the Joint Venture or the Business.

(b) all of the covenants, agreements and deliveries of the Vendor to be performed or complied with, on, or before the Closing date pursuant to the terms of this Agreement shall have been duly performed or complied with;

(c) all consents or approvals required to be obtained by the Vendor forth the purpose of selling, assigning or transferring the Interest to the Purchaser have been obtained;

(d) all approvals required to be obtained from Government Authorities with respect to such transfers or reassurance of Permits have been obtained or to the extent that the breach of this provision would not have material adverse effect on the Purchaser or the Business.

(e) Since the date hereof and prior to the Closing Date:

(i) the Vendor shall not have experienced any event or condition or have taken any action of any character; and,

(ii) no substantial damage by fire, negligence or otherwise to the property underlying the Asset shall have occurred,

(f) on or before the Closing Date:

(i) no Governmental Authority shall have enacted any statute, regulation or bylaws or announced any policy that will materially and adversely affect the Joint Venture, the Business, the Asset or the right of the Purchaser to the full enjoinment of same; and,

(ii) no injunction or restraining order of a court or administrative tribunal or competent jurisdiction shall be in effect which prohibits the transactions contemplated hereunder and no action or proceeding shall have been instituted and remain pending before any such court or administrative tribunal to restrain or prohibit the transactions contemplated hereby;

(g) within 45 days from the Effective Date, the Purchaser has completed its due diligence investigations, the results of which are satisfactory solely to the Purchaser in its own discretion; and,

(h) the receipt by the Purchaser, prior to Closing, of such consents from such parties as are required to acquire the Interest.

6.2 Conditions for Benefit for Purchaser. The foregoing conditions are for the exclusive benefit of the Purchaser and any such condition may be waived in while or in part by the Purchaser on or prior to the Closing Date by delivery to the Vendor of the Vendor of a written waiver to that effect, signed by the Purchaser.

SECTION 7

CONDITIONS PRESEDENT TO THE VENDOR’S OBLIGATIONS

7.1 Vendor’s Conditions Precedent. Notwithstanding anything herein contained the obligation of the Vendor to complete the transfer of the Interest to the Purchaser hereunder is subject to the following conditions:

(a) the Purchaser’s representations and warranties contained in this Agreement shall be true on and as of the Closing Date with the same effect as though such representations and warranties and been made on and as of the Closing Date, except:

(i) insofar as such representations and warranties are given as of a particular date or for a particular period and relate solely to such date or period; or

(ii) to the extent that the breach of this provision would not have any material adverse effect on the Vendor;

(b) the Purchaser shall have performed and complied with all covenants, agreements and deliveries required by this Agreement to be performed or compiled with by, on, or before the Closing Date pursuant to the terms of this Agreement shall have been duly performed of complied with, except to the extent that the breach of this provision would not have any material adverse effect on the Vendor;

(c) all consents or approvals required to be obtained by the Vendor for the purpose of selling, assigning or transferring the Interest to the Purchaser have been obtained, provided that this condition may only be relied upon by the Vendor if the Vendor has diligently exercised its best efforts to procure all such consents or approvals and the Purchaser has not waived the need for all such consents or approvals to the extent that the breach of this provision would not have any material adverse effect on the Vendor, and

7.2 Conditions for Benefit of the Vendor. The foregoing conditions are for the exclusive benefit of the Vendor and such condition may be waived in whole or in part by the Vendor on or prior to Closing Date by delivery to the Purchaser of a written waiver to that effect, signed by the Vendor.

SECTION 8

DELIVERIES AT CLOSING

8.1 Vendor’s Deliveries. At the Closing the Vendor shall deliver or cause to be delivered to the Purchaser:

(a) all deeds of conveyance, bills of sales, transfer and assignments, duly executed, in form and content satisfactory to the Purchaser’s Solicitors, appropriate to fulfill the Vendors’ obligations under this Agreement, and immediately registrable in all places where registration of such instruments is necessary or desirable;

(b) all consents or approvals required by this Agreement to be obtained by the Vendor;

(c) a duly executed statutory declaration of the Vendor dated the Closing Date to the effect that the representations and warranties of the Vendor contained in this Agreement are true and correct and that the covenants and agreements of the Vendor to be performed on to before the Closing Date pursuant to the terms of this Agreement have been duly performed;

(d) a certified copy of a resolution of the Joint Venture duly passed, with a certification that the Joint Venture Agreement has not been rescinded or amended and continues to be in effect and approving the transfer of the Interest to the Purchaser;

(e) the legal opinion of the Vendors’ Law Firm in form reasonably satisfactory to the Purchaser’s Solicitors stating that the Vendor has the capacity to own the Interest, conduct the Business, execute and deliver this Agreement and undertake and complete the transactions contemplated hereby; all necessary steps and proceedings have been taken by the Vendor to permit the transfer of the Interest to the Purchaser under this Agreement; and this Agreement and all other agreements and instruments required hereunder have been duly and validly authorized, executed and delivered by the Vendor and are legal, valid and binding obligations of the Vendor in accordance with its terms, except as any be limited by laws of general application affecting the rights of creditors generally; and,

(f) the legal opinion of a firm acting for the Joint Venture in form reasonably satisfactory to the Purchaser’s Solicitors stating that the Vendor owns the Interest, the Joint Venture conducts the Business; the Vendor has taken all necessary steps as required by the Joint Venture Agreement to permit the transfer of the Interest to the Purchaser under this Agreement.

8.2 Purchaser’s Deliveries. At the Closing the Purchaser shall deliver or cause to be delivered to the Vendor:

(a) that portion of the Purchase Price referred to in paragraph 2.2 payable to the Vendor;

(b) a statutory declaration of authorized officers of the Purchaser dated the Closing Date to the effect that the representations and warranties of the Purchaser contained in this Agreement are true and correct and that the covenants and agreements of the Purchaser to be performed on or before the Closing Date pursuant to the terms of this Agreement have been duly performed;

(c) a certified copy of a resolution of the directors of the Purchaser authorizing the execution, delivery and implementation of this Agreement and of all transactions contemplated hereby and of all documents to be delivered by the Purchaser pursuant hereto;

(d) the legal opinion of the Purchaser’s Solicitor’s in a form reasonably satisfactory to the Vendor’s Law Firm, stating that the Purchaser has the capacity to execute and deliver this Agreement and complete the transactions contemplated hereby, that all necessary steps and corporate proceedings have been taken to permit the purchase of the Interest by the Purchaser under this Agreement and that this Agreement and all other agreements required hereunder have been duly and validly authorized, executed and delivered by the Purchaser in accordance with its terms, except as may be limited by laws of general application affecting the rights of creditors generally;

SECTION 9

LOSS OR DAMAGE PRIOR TO CLOSING

9.1 Loss or Damage Prior to Closing. If, prior to the Closing Date, there shall have been any loss or damage to the Asset, then the Vendor shall forthwith deliver to the Purchaser a detailed list showing the insurance coverage with respect thereto, particulars of any claims made by the Vendor under its insurance coverage, and the standing of such claims and if, notwithstanding such loss or damage, the Purchaser elects by notice in writing to the Vendor to complete the transactions contemplated herein, the sale and purchase provided for herein shall be completed, and the Vendor shall on Closing:

(a) pay to the Purchaser all monies received by the Vendor before the Closing Date as proceeds of insurance with respect thereto; and,

(b) deliver to the Purchaser, a duly executed assignment in form and substance satisfactory to the Purchaser’s Solicitors, of all of the Vendor’s interest in and to any proceeds of insurance with respect to any such items and the Vendor’s written undertaking to cooperate with the Purchaser in the satisfactory settlement of all claims.

SECTION 10

CLOSING

10.1 Closing Date. The purchase and sale of Interest herein contemplated shall take effect as of and from the Closing Date. All transactions in the Joint Venture conducted prior to the Closing Date shall be for the account of the Vendor and all transactions in the Joint Venture on or after the Closing Date shall be for the account of the Purchaser.

SECTION 11

CONVEYANCE

11.1 Conveyance of the Interest. Consistent with its obligations under this Agreement, the Vendor shall at the Closing and from time to time after Closing, execute and deliver to the Purchaser all such conveyances, transfers, assignments and other instruments in writing and further assurances as the Purchaser of the Purchaser’s Solicitors shall reasonably require from the Vendor. The Purchaser shall execute and deliver to the Vendor all such agreements of assumptions and other instruments in writing and further assurances the Vendor or the Vendor’s Law Firm shall reasonably require in order to give effect to the provisions of this Agreement.

SECTION 12

INDEMNITIES AND SET-OFF

12.1 Indemnity by the Vendor. For twenty four months after Closing, the Vendor agrees hereby to indemnify and save harmless the Purchaser from and against any and all costs, losses, damages or expenses suffered or incurred by the Purchaser arising out of, in connection, with respect to or relating to:

(a) any representation or warranty of the Vendor herein being untrue or incorrect in any material respect of the failure of the Vendor to observe or perform any of its obligations pursuant hereto in any material respect;

(b) any and all indebtedness owing on account of the Interest and existing at the time of Closing;

(c) any material misrepresentation in or omission from any certificate or other instrument furnished or to be furnished to the Purchaser;

(d) any claim or claims whatsoever made in connection with the sale and purchase provided for herein by any agent, broker or other third party claiming to have acted as broker or agent or to otherwise be entitled to a commission, fee or other payment in respect of the transactions contemplated hereby as a result of any act or thing done by or on behalf of the Vendor;

(e) any and all actions, suits, proceedings, demands, assessments, judgments, costs and legal other expenses incidental to any of the foregoing; and

(f) agrees to honor its obligations under the indemnity given in this subsection 12.1 forthwith upon demand and acknowledges that such liability shall not be diminished relieved or otherwise.

12.2 Indemnity by the Purchaser. The Purchaser hereby agrees, forthwith upon demand, to indemnity and save harmless the Vendor form and against any and all costs, losses, damages or expenses suffered or incurred by the Vendor in any manner arising out of, in connection with or with respect to or relating to:

(a) any representation or warranty of the Purchaser set forth in this Agreement being untrue or incorrect or the failure of the Purchaser to observe or perform any of its obligations pursuant hereto;

(b) any claim or claims whatsoever made in connection with the sale and purchase provided for herein by any agent, broker or other third party claiming to have acted as broker or agent or to otherwise be entitled to a commission, fee or other payment in respect of the transactions contemplated hereby as a result of any act or thing done by or on behalf of the Purchaser; and,

(c) any and all actions, suits, proceedings, demands, assessments, judgments, costs and legal and other expenses incidental to any of the foregoing.

12.3 Limitations on Indemnity of the Vendor. Any claim(s) under subsection 12.1 or otherwise must:

(a) exceed $5,000 in aggregate before any claim is made, in which event Vendor will be liable for damages in excess of the aforementioned amount; and,

(b) be claimed on or before the expiration of twenty four months after Closing.

12.4 Litigation. The Purchaser will promptly notify the Vendor of any proceeding commenced by any person against the Purchaser in respect of which the Purchaser intends to make a claim under subsection 12.1 and, provided that the Vendor acknowledged and accept liability in respect of such claim:

(a) the Vendor will be entitled (but not obligated) to assume the defense of any such proceeding, in which case the Vendor will do so in bona fide and diligent fashion and if it is found to be liable will bear the costs and expenses associated therewith;

(b) if the Vendor elects not to assume the defense of such claim, the Purchaser will be entitled (but not obligated) to do so, and will bear the costs and expenses associated therewith provided that any such costs and expenses shall be recoverable from the Vendor under subsection 12.1;

(c) the Purchaser agrees to cooperate with the Vendor in contesting such proceeding provided that the Vendor on demand pays all costs and expenses in doing so and provides the Purchaser with copies of pleadings and other documents in connection with the same and such other information in respect of the same as the Purchaser may from time request;

(d) if the Vendor elects to defend such proceedings, the Vendor will select and employ legal counsel to appear and to participate in such proceeding on behalf of the Purchaser (subject to the approval of such legal counsel by the Purchaser);

(e) the Vendor will have the right to join such proceeding as a party defendant and the Purchaser and the Vendor hereby agree to the entry of an order making the Vendor a party defendant in such proceeding;

(f) in any proceeding in which the Vendor has elected to assume the defense, the Vendor will have the sole authority for the direction of such proceeding, provided that such proceeding seeks only monetary damages and does not seek any injunction or other equitable relief against the Purchaser. In all other circumstances the Purchaser will be entitled to participate in and, in the event of a disagreement between the Purchaser and the Vendor, to make all decisions regarding the direction of, such proceeding in respect of any injunction or other relief against the Purchaser sought in such processing; and,

(g) in any proceeding in which the Vendor has elected to assume the defense, the Vendor will be the sole judge of the acceptability of any compromise or settlement of such proceeding provided that such compromise or settlement:

(h) results in the complete release of the Purchaser from all claims which are the subject of such proceeding in respect of which are the subject of which the Purchaser intends to make a claim under subsection 12.1;

(i) requires no more than the payment of money (that is, the Purchaser is not required to admit any wrong doing or to take or refrain from taking any substantial action); and

(ii) does not contain any admission of liability or fault;

(iii) and the Purchaser is satisfied, acting reasonably, that the full amount of money required to be paid by the Purchaser as a result of such settlement will be by the Vendor, but otherwise such compromise or settlement will require the prior written approval of the Purchaser.

12.5 Interest. If any party is, from time to time, obligated to pay any sum of money to another party under this section 12 the party who is so obliged shall also pay to the other party interest on such sum, calculated from the date on which such sum is due to be paid until the date of payment, at a rate per annum equal to the Prime Rate is effect from time to time during such period.

12.6 Limitations on Indemnity of Purchaser. After Closing, the Purchaser shall not be liable to the Vendor for any claim, whether at law or in equity, on any basis arising out of the transactions contemplated by this Agreement except as provided in subsection 12.2 or for specific performance of this Agreement. Any claim(s) under subsection 12.2 must:

(a) exceed $5,000 in aggregate before any claim is made, in which event the Purchaser will be liable for damages in excess of the aforementioned amount; and

(b) be claimed on or before the expiration of twenty four months after Closing.

SECTION 13

GENERAL PROVISIONS

13.1 Notice. Any notice, consent, waiver, approval, report, authorization or other communication which any party is required or may desire to give to or make upon any other party pursuant to this Agreement will be effective and valid only if in writing and actually delivered(including by telecopy) at the addresses for the party first set out above or at such other address as a party may form time to time designate by notice delivered in accordance with this subsection. Notice will be deemed given when received in accordance with this subsection. Notice will be deemed given when received or if delivery is refused on the date delivery is refused.

13.2 Time. Time is of the essence of this Agreement with the exception that this Agreement shall be null and void, except those covenants intended to survive the failure of this Agreement to close, if Closing does not take place on or before March 1, 1999.

13.3 Entire Agreement. This Agreement contains the whole agreement between the parties in respect of the subject matters hereof and there are no warranties, representations, terms, conditions, or collateral agreements, express, implied or statutory, other than as expressly set forth in this Agreement and this Agreement supersedes all of the terms of any written or oral agreement, representation or understanding between the parties.

13.4 Enforcement. This Agreement shall endure to the benefit of and be binding upon the Vendor, the Purchaser and their respective successors and assigns.

13.5 Further Assurances. Each of the parties will, on demand by another party, execute and deliver or cause to be executed and delivered all such further documents and instruments and do all such further acts and things as the other may, either before or after the Closing, reasonably require to evidence, carry out and give full effect to the terms, conditions, intent and meaning of this Agreement and to assume the completion of the transactions contemplated hereby.

13.6 Modifications, Approvals and Consents. No amendment, modification, supplement, termination or waiver of any provision of this Agreement will be effective unless in writing signed by the appropriate party and then only in the specific instance and for the specific purpose given.

13.7 Legal and Other Fees. Unless otherwise specifically provided herein, each of the parties will pay their respective legal, accounting and other professional fees and expenses, including goods and services taxes on such fees and expenses, incurred by each in connection with the negotiation and settlement of this Agreement, the completion of the transactions contemplated hereby and other matters pertaining hereto.

13.8 Counterparts. This Agreement may be executed in any number of counterparts and/or by facsimile, each of which shall together, for all purposes, constitute one and the same instrument, binding on the parties, and each of which shall together be deemed to be an original.

13.9 Assignment. The Purchaser may assign the benefit of this Agreement to any affiliate or associate of the Purchaser without the consent of the Vendor provided that notice of such assignment is delivered to the Vendor at least three (3) business days prior to Closing, but the Purchaser, notwithstanding such assignment, shall continue to be bound.

Per: Aurora Pacific Consulting and Development Corp. #714 - 525 Seymour St. Vancouver, BC V6B 3H7 Canada	Per: Black Sea Minerals, Inc. #908 - 525 Seymour St. Vancouver, BC V6B 3H7 Canada

Authorized Signatory	Authorized Signatory

Witness	Witness

SCHEDULE “A”

This is Schedule “A” to that certain Purchase Agreement dated March 1, 1999, Between Black Sea Minerals, Inc. as purchaser and Aurora Pacific Consulting and Development Corp. as vendor.

Definitions

1.  “Assets” the License issued by the State Committee of Ukraine on Geology and Mineral Resources Usage on Ivaniv Quarry and for a term of which is attached hereto as Schedule “C” and a true copy of the English translation of which is attached hereto as Schedule “D”;

2.  “Business” means the business currently and heretofore carried on by the Joint Venture consisting of the exploiting of garnet.

3.  “Closing” means the completion of the sale and purchase of the Interest by the transfer and conveyance thereof and the payment of or provision for the Purchase Price therefor, all as provided herein and “time of Closing” means the time that Closing occurs.

4.  “Closing Date” means the 1st day of March, 1999 or such other date as shall be agreed upon by the parties.

5.  “Deposit” means the sum of $10 referred to in paragraph 2.2.

6.  “Effective Date” means that date first written above on page 1 of this Agreement.

7.  “Encumbrance” means any mortgage, charge, pledge, hypothecation. Lien, security interest, assignment, option, equity, execution, claim or any other title defect or other encumbrance of any kind or nature whatsoever (including any agreement to give any of the foregoing), whether or not registered or registrable or whether consensual or arising by operation of law (statutory or otherwise).

8.  “Governmental Authority” means any federal, provincial, state, municipal, county or regional government or governmental authority, domestic or foreign and includes any department, commission, bureau, board, administrative agency or regulatory body of any of the foregoing.

9.  “Hazardous Substance” includes any contaminants, pollutants, dangerous substances, liquid wastes, industrial wastes, hauled liquid wastes, toxic substances as defined in or pursuant to any court, arbitrator or Governmental Authority by which the Business, the Asset or the Joint Venture is bound or to which Business, the Asset or the Joint Venture is subject.

10.  “Parties” means the Vendor and the Purchaser.

11.  “Permits” means all licenses, consents, permits, authorities, certificates and registrations which are required, necessary or desirable for the conduct in the usual and ordinary course of the operation of the Business and the ownership or leasing of and the uses to which the Asset has been and presently is put.

12.  “Person” means an individual, corporation, body corporate, firm, partnership, syndicate, joint venture, association, trust, unincorporated organization or Governmental Authority or any trustee, executor, administrator or other legal representative.

13.  “Prime Rate” means the floating annual rate of interest designated from time to time by the branch of the Royal Bank in Vancouver as its “prime rate” and if at any one time there is more than one such rate then the highest of such rates.

14.  “Purchaser” means Black Sea Minerals, Inc.

15.  “Purchaser’s Solicitor” means Neuman, Drennen, and Stone, LLC, Boulder, Colorado.

16.  “Purchaser Price” means the purchase price to be paid by the Purchaser to the Vendor for the Interest as provided for in subsection 2.2.

17.  “Vendor” means Aurora Pacific Consulting and Development Corp.

18.  “Vendor’s Law Firm” means such law firm as the Vendor may designate from time to time.

19.  “Agreement” means this Agreement, as the same may from time to time be supplemented or amended and in effect, and includes the schedules attached hereto.